Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Ron Linares
Executive Vice President and Chief Financial Officer
OmniComm Systems, Inc.
954-473-1254
RTLCFO@OmniComm.com

OmniComm Systems, Inc. Continues Trend of Positive EBITDA

147% improvement in EBITDA year-over-year

Fort Lauderdale, FL, May 10, 2012 – OmniComm Systems, Inc. (OTC : OMCM.OB) one of the fastest growing companies in the Electronic Data Capture (EDC) marketplace, today announced its results of operations for the quarter ended March 31, 2012.

Revenue for the quarter ended March 31, 2012 totaled $3.8M, a 14% increase over the results for the first quarter of 2011 and a 5% improvement over Q4 2011.  “The Q1 results demonstrate our continued ability to grow our revenue year-over-year,” remarked Stephen Johnson, President and Chief Operating Officer.  “We expect this trend to continue over the remainder of 2012.  As the economy improves, we expect to see an increased demand for our TrialMaster®, TrialOne® and eClinical Suite software solutions from both existing and new clients.”

For the quarter ended March 31, 2012, the company reported positive EBITDA of $53,772 which represents a 147% improvement over the Q1 2011 EBITDA of $(114,865).  “The EBITDA improvement is the result of our ability to grow our revenue while maintaining our cost structure in line with our revenue.” commented Ronald Linares, Executive Vice President and Chief Financial Officer.

“Our performance in Q1 2012 continues to build on our success in 2011, the best year in the company’s history,” stated Cornelis F. Wit, CEO.  “The entire company is dedicated to providing exceptional products and services to our clients.  Over the past 18 months we have expanded the capabilities of our product offerings and successfully attracted and retained the talented employees that will allow us to continue to provide innovative EDC solutions to the marketplace.”

About OmniComm

OmniComm Systems, Inc. (www.OmniComm.com) provides customer-driven Internet solutions to pharmaceutical, biotechnology, research and medical device organizations that conduct life changing clinical trial research. OmniComm's growing base of satisfied customers is a direct result of the company's commitment to deliver products and services that ensure ease of use, faster study build, ease of integration and better performance. OmniComm Systems, Inc. has U.S. headquarters in Fort Lauderdale, FL and European headquarters in Bonn, Germany, with satellite offices in New Jersey and the United Kingdom, as well as sales offices throughout the U.S. and Europe.

Safe Harbor Disclaimer

Statements made by OmniComm included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as the Company's ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, integration of acquisitions, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the Company's financial results can be found in the Company's Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.